Exhibit 10.1

CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT

This Confidential Separation and General Release Agreement (this “Agreement”) is made and entered into as of May 15, 2023 by and among Brent Pearson (“Executive”) and Great Elm Group, Inc. (“GEG”), on behalf of itself and its subsidiaries, and their parent, successor, predecessor, affiliate and related entities (collectively, the “Company”). References to the “Parties” means the Executive and the Company.

RECITALS

WHEREAS, Executive is currently employed as Chief Financial Officer (“CFO”) and Chief Accounting Officer (“CAO”) of GEG;

WHEREAS, Executive has tendered his resignation effective as of the date hereof from his role as CFO and CAO of GEG and as an officer and director, as applicable, from each subsidiary of GEG; provided, Executive shall remain an active non-executive employee of GEG until the Separation Date (as defined below); and

WHEREAS, the Company has agreed to accept Executive’s resignation under the terms and conditions set forth in this Agreement in exchange for Executive’s execution of this Agreement, including the general release of claims provided herein.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.
Resignation and Transition Period.
(a)
The Parties agree that, except as set forth in paragraph 10 below, this Agreement supersedes the Offer Letter between Executive and the Company dated December 29, 2020 and is intended to fully and finally resolve all matters or issues relating to Executive’s employment and directorship relationship with and separation from the Company, including, but not limited to, Section 9(e) of the Offer Letter.
(b)
Executive’s employment with the Company will terminate effective upon the earliest to occur of (i) Executive taking a position with another company, (ii) October 31, 2023 and (iii) Executive’s election, in his sole discretion, to accelerate the termination of his employment with GEG by providing written notice to GEG thereof (the earliest to occur of clauses (i), (ii) and (iii), the “Separation Date”).
(c)
Between now and the Separation Date, Executive will continue as an active employee of the Company but will focus on providing Transition Services to GEG during the Transition Period. Transition Services shall include transition training and responsiveness to questions related to Executive’s responsibilities including but not limited to tax matters, post transaction support on DME and Forest, audit and general inquiries. Executive is expected to carry out the Transition Services in a work from home capacity. The period between the date of this Agreement and the Separation Date is the “Transition Period”. During the Transition Period, Executive will continue to receive Executive’s current base salary at the rate in effect on the date

4123-3075-3597.13

hereof less applicable withholding for taxes and other deductions in accordance with the Company’s customary payroll practices, and Executive will continue to be eligible to participate in the Company’s employee benefits plans. Executive also agrees that during the Transition Period, he will not say or do anything purporting to bind the Company or any of its affiliates without the express permission of the Company. Executive understands and agrees that Executive will continue to owe the Company a duty of loyalty and abide by applicable Company policies and procedures through the Transition Period, including, but not limited to, all obligations pertaining to confidentiality and non-solicitation. The Parties agree that in the event the Executive may elects to shorten the Transition Period as set forth above, the Executive will make himself reasonably available for questions through October 31 2023.
2.
Consideration. In consideration for the execution and non-revocation of this Agreement by Executive, and execution of the Further Release annexed hereto as Exhibit A, and compliance with the terms made herein, the Company agrees as follows:
(a)
Separation Payment. The Company will pay Executive a payment of (i) $87,500, less applicable withholdings and deductions, on June 30, 2023.
(b)
GEG Shares.

2,083 of Executive’s unvested Shares awarded pursuant to the February 5, 2021 Grant, 2,615 of Executive’s unvested Shares awarded pursuant to the September 24, 2021 Grant, and 19,976 of Executive’s unvested Shares awarded pursuant to the September 20, 2022 will vest on June 30, 2023.

(c)
GEG Options. Executive acknowledges and agrees that Executive was granted options to purchase shares of the Company’s Common Stock (the “Options”) pursuant to the Company’s 2016 Long-Term Incentive Plan (the “Plan”) and applicable Award Agreements. In consideration for the execution and non-revocation of this Agreement and compliance with the terms herein, the Company agrees that Executive is fully vested in the following Options: (a) 40,000 pursuant to the November 7, 2018 Award Agreement, (b) 20,000 pursuant to the May 14, 2019 Award Agreement, (c) 20,000 pursuant to the July 30, 2019 Award Agreement, and (d) 9,208 pursuant to the September 24, 2021 Award Agreement. Notwithstanding anything to the contrary in the Plan or the applicable Award Agreements; Executive shall be permitted to exercise the foregoing Options for a period of one year following the Separation Date.
(d)
Unvested Securities. For the avoidance of doubt, except as expressly set forth herein, all unvested options and shares of common stock of GEG and its subsidiaries shall terminate on the date hereof.
(e)
Sufficiency of Consideration. The Parties agree that the payments being made to Executive in this paragraph 2 are good and sufficient consideration for this Agreement. Executive understands and agrees that he would not receive the monies and/or benefits specified in this paragraph 2 above, without Executive’s agreement to execute the Agreement, and without his fulfillment of the promises contained herein.
3.
Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive acknowledges and agrees that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
4.
General Release and Waiver of Claims.
(i)
In exchange for the consideration provided in the Agreement, Executive, knowingly, voluntarily, unconditionally and irrevocably, hereby compromise, settle, waive, and release the Company and its predecessors, parent and subsidiary organizations, affiliates, and partners, and their past, present, and future officers, directors, shareholders, investors, agents, attorneys, and employees (in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, statutory or other theories of recovery for anything that has occurred up to and including the Effective Date of the Agreement. Such claims include those Executive may have or has against the Released Parties, or which may later accrue to or be acquired by Executive against the Released Parties, whether or not directly or indirectly related to the employment relationship between the Company and Executive.
(ii)
In addition, Executive specifically agrees to release and waive any claims for wrongful termination, discrimination, harassment or retaliation under federal, state or local law or regulation, and any other claims arising in any way from Executive’s hire, employment, benefits, compensation (including any and all claims salary, wages, bonus, commissions, incentive compensation, vacation and severance that may be legally waived and released), termination, or separation from employment with the Company, and any conduct by the Company, through the Effective Date of the Agreement. Executive hereby expressly waives and releases any and all claims or rights arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, as amended (ADA), the Family and Medical Leave Act (FMLA), the Fair Labor Standards Act (FLSA) (to the extent permitted by law), the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Executive Retirement Income Security Act (ERISA) (excluding claims for vested benefits), Sections 1981 through 1988 of U.S.C. Tile 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification Act (WARN), the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Rehabilitation Act, the Genetic Information Nondiscrimination Act (GINA), the Families First Coronavirus Response Act (FFCRA), the Immigration Reform and Control Act (IRCA), the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Occupational Safety and Health Act (OSHA), the Executive (whistleblower) civil protection provisions of the Corporate and Criminal Fraud Accountability Act (Sarbanes-Oxley Act), any other federal, state, local or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released, and any and all claims arising under common law, tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress, claims arising by virtue of his status as a stockholder, and any and all claims for compensatory or punitive damages, attorneys’ fees, costs or other expenses. The identification of specific statutes is for purposes of example only, and the omission of any specific statute or law will not limit the scope of this general release in any manner.

(iii) For the avoidance of doubt, the Parties agree that Executive shall be entitled to receive his matching contribution under the Company’s 401(k) plan for calendar year 2023 at the same time as other employees of the Company calculated in a manner consistent with past practices.

(iv) Further, the Parties agree that Executive shall be reimbursed for approved out of pocket business expenses provided that submission is made through the Company’s T&E system within 30 days of the date of this Agreement.

5.
Representations by Executive. Subject to paragraph 7, Executive represents that (a) he has no complaint, charge, or claim pending against the Released Parties, either individually or in concert with any other person or entity, with any court, agency, board, department, or other body or office, and, to his knowledge, no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his behalf, and (b) he will not, to the fullest extent permitted by law, whether directly or indirectly or whether individually or collectively, initiate, assert, file, prosecute, maintain, commence, institute, sponsor, assist, advise, represent, or facilitate any complaint, action, proceeding, investigation, arbitration, lawsuit, or claim or any legal, equitable, or administrative proceeding of any nature, concerning any of the claims released in this Agreement against the Released Parties. Executive further represents that he has been paid, fully and accurately, all remuneration owed to him as a result of his employment with the Company, or the termination of that employment, including, but not limited to, all salary, wages, overtime, vacation pay, bonus pay, profit-sharing, stock options, stock, expenses, termination benefits, commissions, or any other compensation, with the sole exception of the consideration set forth in this Agreement.
6.
ADEA Waiver. Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights Executive may have under the federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which Executive is already entitled. Executive furthers acknowledges that: (a) ADEA Waiver does not apply to any claims that may arise after Executive signs this Agreement; (b) Executive should consult with an attorney prior to executing this Agreement; (c) Executive has 21 calendar days within which to consider this Agreement (although he may choose to execute it earlier); (d) Executive has 7 calendar days following the execution of the Agreement to revoke it; and (e) the Agreement will not be effective until the eighth day after Executive signs it, provided that Executive has not revoked it (“Effective Date”). To revoke the Agreement, Executive must email to Renee Fricks a written notice of revocation at rfricks@greatelmcap.com, prior to the end of the 7-day period. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period (the last day of such consideration period, the “Deadline”). Executive acknowledges that his consent to this Agreement is knowing and voluntary. The offer will be automatically withdrawn if Executive does not sign the Agreement by the Deadline.
7.
Matters Not Waived. Notwithstanding paragraphs 5 and 6 of this Agreement, Executive is not waiving, releasing, or giving up any claim for workers’ compensation or unemployment benefits, savings plan benefits, or any claim that cannot be legally waived. Executive is also not waiving his right to file or participate in an investigative proceeding with or to provide information to the government and any federal, state, or local governmental agency (“Agency”), including, by way of example only, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or the National Labor Relations Board. Executive is, however, to the fullest extent permitted by law, waiving his right to accept, recover, or retain any individualized monetary relief or other individual remedies from the Company in connection with any waived claim or any charge filed with an Agency, regardless of whether Executive or another party files such a claim or charge, and if Executive recovers such relief, he will assign, and hereby does assign, to the Company his right and interest to such relief to the fullest extent permitted by law. This Agreement does not affect, however, Executive’s right to receive and retain an award from an Agency for information provided to an Agency. In addition, the Executive’s right to indemnification, whether by virtue of his former service as an executive officer or as a member of the Board, for all periods arising prior to the Effective Date will continue in full force and effect.
8.
No Admission of Liability. Nothing in this Agreement shall constitute or be treated as an admission by the Company or Released Parties of any liability, wrongdoing, or violation of law.
9.
Cooperation. The Parties agree that certain matters in which Executive will be or was involved during his employment may necessitate his cooperation in the future. Accordingly, following the Separation Date, to the extent reasonably requested by the Company and subject to Executive’s professional commitments, Executive will cooperate with the Company in connection with matters arising out of Executive’s service to the Company, such cooperation to include without limitation the providing of truthful testimony in any hearing or trial as requested by the Company or any affiliate of the Company; provided, however, that the Company will make reasonable efforts to minimize disruption of Executive’s other activities.
10.
Continuing Obligations. At all times in the future, Executive will remain bound by and agree to comply with Section 9 (a-d) of the Offer Letter and the CIAA, which are incorporated herein by reference.
11.
Breach. In the event that Executive breaches any of his obligations under this Agreement or as otherwise imposed by law, the Company will be entitled to recover all relief provided by law or equity, including recovery of benefits or other consideration paid or provided under this Agreement.

12.
Non-Disparagement. To the fullest extent permitted by law and except as otherwise provided in this Agreement, Executive agrees that he will not disparage or encourage or induce others to disparage the Company or any of the Released Parties. To the fullest extent permitted by law and except as otherwise provided in this Agreement, the Company agrees that the Board and the executive leadership team will not disparage or encourage or induce others to disparage the Executive and will so instruct the Board and the executive leadership team. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements online, or to any person or entity that would adversely affect in any manner (a) the conduct of the business of the Company, the Executive, or any of the Released Parties (including, but not limited to, any business plans or prospects) or (b) the reputation of the Company, Executive or any of the Released Parties. A breach of this provision will be deemed to be a material breach of this Agreement. Nothing in this Agreement prohibits the Company or Executive from providing truthful information as required or permitted by law, including in a legal proceeding or a government investigation.
13.
Arbitration Agreement. Executive and the Company agree that any and all claims or disputes arising out of or relating to this Agreement shall be resolved by final, binding and confidential arbitration before a single arbitrator in Boston, Massachusetts (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, Executive and the Company agree to first attempt to resolve the dispute informally or with the assistance of a mediator. Executive and the Company each acknowledge that by agreeing to this arbitration procedure, Executive and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability, except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees and costs to the prevailing party. All claims or disputes must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by their applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement shall be governed by and construed and interpreted in accordance with the Federal Arbitration Act.
14.
Governing Law. Except as to the arbitration provision, this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.
15.
Entire Agreement. Executive agrees that this Agreement and the documents specifically incorporated herein by reference, constitute the entire agreement and understanding between Executive and the Company or any affiliate of the Company, with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral agreements, discussions, representations, warranties or understandings between Executive and the Company or any affiliate of the Company, including, but not limited to, any offer letter and any incentive compensation agreement entered into by and between Executive and the Company; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters the documents specifically identified in this Agreement (except as expressly modified herein), or any other continuing obligations Executive owes the Company which survive the termination of employment. This Agreement may be modified only in a written document signed by Executive and a duly authorized officer of the Company.
16.
Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
17.
Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Executive and the Company agree that execution via DocuSign or a similar service, or of a scanned image, shall have the same force and effect as execution of an original, that an electronic signature or scanned image of a signature shall be deemed an original and valid signature, and that the Agreement may not be challenged on the basis of such signatures.

.

[Signature Page Follows]

/s/ Brent Pearson		Execution Date	May 15, 2023
Brent Pearson

By:	/s/ Adam Kleinman	Execution Date	May 15, 2023
Adam Kleinman
President and Secretary

Exhibit A

Further Release (To Be Signed on or After the Separation Date)

Brent Pearson (“Executive”) and Great Elm Group, Inc. (“GEG”), on behalf of itself and its subsidiaries, and their parent, successor, predecessor, affiliate and related entities (collectively, the “Company”). acknowledge and agree that Executive’s employment ended effective _________________ (the “Separation Date”). In consideration of (i) Executive’s executing and not revoking this Further Release, and (ii) Executives’ compliance and continued compliance with the terms and conditions of the Separation Agreement entered into between you and the Company on ______________, 2023 (the “Separation Agreement”), in addition to the payments and benefits set forth in the Separation Agreement, the Company agrees to pay you final earnings and provide active employee benefits through the Separation Date as Consideration for this Further Release.

18.
General Release and Waiver of Claims.
(i)
In exchange for the consideration provided in the Separation Agreement and this Further Release, Executive, knowingly, voluntarily, unconditionally and irrevocably, hereby compromise, settle, waive, and release the Company and its predecessors, parent and subsidiary organizations, affiliates, and partners, and their past, present, and future officers, directors, shareholders, investors, agents, attorneys, and employees (in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, statutory or other theories of recovery for anything that has occurred up to and including the Effective Date of the Further Release. Such claims include those Executive may have or has against the Released Parties, or which may later accrue to or be acquired by Executive against the Released Parties, whether or not directly or indirectly related to the employment relationship between the Company and Executive.
(ii)
In addition, Executive specifically agrees to release and waive any claims for wrongful termination, discrimination, harassment or retaliation under federal, state or local law or regulation, and any other claims arising in any way from Executive’s hire, employment, benefits, compensation (including any and all claims salary, wages, bonus, commissions, incentive compensation, vacation and severance that may be legally waived and released), termination, or separation from employment with the Company, and any conduct by the Company, through the Effective Date of this Further Release. Executive hereby expressly waives and releases any and all claims or rights arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, as amended (ADA), the Family and Medical Leave Act (FMLA), the Fair Labor Standards Act (FLSA) (to the extent permitted by law), the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Executive Retirement Income Security Act (ERISA) (excluding claims for vested benefits), Sections 1981 through 1988 of U.S.C. Tile 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification Act (WARN), the National Labor Relations Act (NLRA), the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Rehabilitation Act, the Genetic Information Nondiscrimination Act (GINA), the Families First Coronavirus Response Act (FFCRA), the Immigration Reform and Control Act (IRCA), the Consolidated Omnibus Budget

Reconciliation Act (COBRA), the Occupational Safety and Health Act (OSHA), the Executive (whistleblower) civil protection provisions of the Corporate and Criminal Fraud Accountability Act (Sarbanes-Oxley Act), any other federal, state, local or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released, and any and all claims arising under common law, tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress, claims arising by virtue of his status as a stockholder, and any and all claims for compensatory or punitive damages, attorneys’ fees, costs or other expenses. The identification of specific statutes is for purposes of example only, and the omission of any specific statute or law will not limit the scope of this general release in any manner.
19.
Representations by Executive. Subject to paragraph 7, Executive represents that (a) he has no complaint, charge, or claim pending against the Released Parties, either individually or in concert with any other person or entity, with any court, agency, board, department, or other body or office, and, to his knowledge, no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his behalf, and (b) he will not, to the fullest extent permitted by law, whether directly or indirectly or whether individually or collectively, initiate, assert, file, prosecute, maintain, commence, institute, sponsor, assist, advise, represent, or facilitate any complaint, action, proceeding, investigation, arbitration, lawsuit, or claim or any legal, equitable, or administrative proceeding of any nature, concerning any of the claims released in this Further Release against the Released Parties. Executive further represents that he has been paid, fully and accurately, all remuneration owed to him as a result of his employment with the Company, or the termination of that employment, including, but not limited to, all salary, wages, overtime, vacation pay, bonus pay, profit-sharing, stock options, stock, expenses, termination benefits, commissions, or any other compensation, with the sole exception of the consideration set forth in this Further Release.
20.
ADEA Waiver. Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights Executive may have under the federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which Executive is already entitled. Executive furthers acknowledges that: (a) ADEA Waiver does not apply to any claims that may arise after Executive signs this Further Release; (b) Executive should consult with an attorney prior to executing this Further Release; (c) Executive has 21 calendar days within which to consider this Further Release (although he may choose to execute it earlier); (d) Executive has 7 calendar days following the execution of the Further Release to revoke it; and (e) the Further Release will not be effective until the eighth day after Executive signs it, provided that Executive has not revoked it (“Effective Date”). To revoke the Further Release, Executive must email to Renee Fricks a written notice of revocation at rfricks@greatelmcap.com, prior to the end of the 7-day period. Executive agrees that any modifications, material or otherwise, made to this Further Release do not restart or affect in any manner the original 21-day consideration period (the last day of such consideration period, the “Deadline”). Executive acknowledges that his consent to this Further

Release is knowing and voluntary. The offer will be automatically withdrawn if Executive does not sign the Further Release by the Deadline.

[Signature page follows]

Execution Date
Brent Pearson

By:		Execution Date
Adam Kleinman
General Counsel